恒生銀行
HANG SENG BANK

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Our Ref: Commercial Banking - Relationship Management

Private & Confidential

Infoscience Media Limited
5/F OPL Industrial Building
126-140 Texaco Road
Tsuen Wan
New Territories

12 September 2005

Attn: Mr. Tony Wong

Dear Sirs

BANKING FACILITIES

With reference to our recent discussions, we are pleased to offer you the undermentioned banking facilities (the "Facilities") which will be made available subject to the terms and conditions outlined herein and satisfactory completion of the security detailed below:-

Facilities and Limits

For establishment of documentary letters of credit (LC) for your account in favour of third parties and covering import of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder, of which	HK$20,000,000.00
for trust receipt facility (TR) relating to goods imported and financed under our documentary letters of credit established for your account.	
Term Loan Facility (TL) for purchase of machineries (for detailed terms and conditions applicable to this facility, please refer to Appendix which also forms an integral part of this letter.), and/or	HK$16,700,000.00
One-off facility for establishment of documentary letters of credit and trust receipt facility (LCTR 2) for purchase of machineries. Maximum tenor of LCTR 2 shall be 365 days and LCTR 2 shall be settled with drawdown from TL detailed above.	(HK$16,700,000.00)
The aggregate outstanding of LCTR 2 and TL facilities must not exceed HK$16,700,000.00 at any one time.	
Interest Rate Swap Facility (IRS). (for detailed terms and conditions applicable to this facility, please refer to a separate letter issued by us on even date)	HK$52,300,000.00 (Notional Amount)

Security & Documentation

Additional securities required:

(1) A Joint and Several Deed of Guarantee for HK$5,000,000.00 to be executed by Messrs

Chan Ping Che, Wong Hiu Ming and Kwok Chung (collectively, the "Guarantor(s)") in our favour. In this connection, please arrange to have the attached Deed of Guarantee duly executed by the Guarantor(s) and returned to us accordingly.

(2) A Joint and Several Deed of Guarantee for HK$16,700,000.00 to be executed by the Guarantor(s) in our favour. In this connection, please arrange to have the attached Deed of Guarantee duly executed by the Guarantor(s) and returned to us accordingly.

(2) An Unlimited Deed of Guarantee and relevant supporting board resolution in form and substance acceptable to us to be executed by Infoscience Holdings Limited (the "Corporate Guarantor") in our favour. In this connection, please arrange to have the attached Deed of Guarantee duly executed by the Corporate Guarantor and returned to us accordingly.

(3) A Legal charge on the Borrower's account receivable in our favour.

(4) A "Subordination Agreement" in forms as per attached to be executed by the subordinated lender(s), Messrs Chan Ping Che, Wong Hiu Ming and Kwok Chung, and you in our favour.

As security (and documentation), we shall continue to hold:-

(1) A Joint and Several Deed of Guarantee for HK$20,000,000.00 executed by the Guarantor(s) in our favour.

Negative Pledge and Undertaking

Without prejudice to any other undertakings on your part, you shall not, and shall procure that none of your subsidiaries, if any, shall, without our prior written consent:-

(1) create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) to arise on or affect, the whole or any part of your or their respective undertaking, property, assets and rights other than pledges created over goods and/or services acquired pursuant to documentary credits opened in the ordinary course of trading for the purpose of financing the acquisition or provision of goods and services; or

(2) part with, transfer, sell or dispose of or attempt or agree to part with, transfer, sell or dispose of the whole or any part of your or their respective undertaking, property, assets and rights except by way of sale at full value in the usual and ordinary course of trading as now conducted and for the purpose of carrying on the relevant business; or

(3) grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect in respect of any indebtedness or obligations, actual or contingent, of any other person whatsoever except in the usual and ordinary course of trading as now conducted by you and your subsidiaries and for the purpose of the carrying on by you or the relevant subsidiary of your or its business.

Interest

Interest on financed bills/loans shall be charged at 1.5% per annum above the Hong Kong Dollar Prime Lending Rate as quoted by us from time to time for Hong Kong Dollar transactions, the present effective Hong Kong Dollar Prime Lending Rate is 6.75% per annum and subject to fluctuation at our discretion. Interest on loans will be payable on monthly basis.

Tenor

Maximum loan tenor for import loans except LCTR 2 will be 90 days

Fee

A non-refundable facility arrangement fee of HK$50,000.00 shall be payable by you to us upon acceptance of the Facilities and thereafter an annual/review fee in such amount as we may prescribe from time to time shall be payable upon each review of the Facilities. We are authorised to debit the current account maintained by you with us for the facility arrangement fee upon receipt of your acceptance of the Facilities as mentioned in this letter and in all subsequent reviews.

Default Interest

Notwithstanding the provisions above for the charging of interest, all sums (whether principal, interest, fees, charges or otherwise) due but unpaid in respect of the Facilities shall bear interest at such rate from time to time determined by us at our absolute discretion.

Set-off

We may, at any time and without notice, apply and set-off any credit balance to which you are entitled on any account with us or any other moneys owed by us to you in or towards satisfaction of any obligations owing to us by you. For this purpose, we are authorised to purchase, at our prevailing exchange rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account or to effect conversion of one currency into another in any other manner.

Expenses

All expenses, legal or otherwise, if any, in connection with the Facilities are to be borne by you.

Taxes

All payments of principal and interest on amounts due under the Facilities shall be made free and clear of all present and future taxes, withholdings of any nature whatsoever.

Others

(1) You and the Corporate Guarantor (collectively, the "Infoscience Group") undertake that there should be no material change in the nature and scope of the business of the Infoscience Group throughout the life of the facility.

(2) The Infoscience Group undertakes that the existing shareholding structure of the Infoscience Group should be maintained throughout the life of the facility.

(3) You shall undertake not to repay the loan advanced by related parties including ACME Cassette Manufacturing Limited without our prior written consent when there are any pastdue trade and/or term loan outstanding with us. Such undertaking shall be in addition to and not in substitution of any other guarantee or security held in our favour.

(4) You undertake to direct all sales proceeds to the designated account with us.

(5) Adjusted Net Gearing [defined as total interest-bearing debts less cash on-hand divided by (tangible networth plus net subordinated loans due to related parties)] of the Infoscience Group on combined basis should be no more than 1.50x at Financial Year Ended 3/2006, 1.00x at Financial Year Ended 3/2007 and thereafter during the course of the term loan facility.

(6) The Borrower undertakes to early repay the TL Facility with the balance of 50% of the Infoscience Group's combined net operating cashflow after financing activities and application of the funds towards early repayment of the Corporate Guarantor's Term Loan facility extended by us. This covenant will be tested annually according to the cashflow statements of the Infoscience Group's audited financial statements on combined basis.

(7) The Borrower will submit to the Lender the unaudited quarterly financial statements within 60 days from the end of each quarter, the annual audited accounts within 6 months from the end of each financial year, and such other relevant financial information, as we shall from time to time reasonably request.

(8) The legal charge and discharge of the above security will contain the usual provisions that are currently in use in Hong Kong Special Administrative Region to be approved by solicitors designated by us.

(9) We may, from time to time at our absolute discretion and without prior notice to or consent from you, impose further charges and fees which may be chargeable on facilities of the same type and change the terms of the existing and future charges and fees, including the rate thereof.

<u>Governing Law</u>

These Facilities are subject to the laws of Hong Kong Special Administrative Region with non-exclusive jurisdiction of Hong Kong Special Administrative Region Courts

Notwithstanding anything to the contrary hereinbefore contained, we shall not be bound to grant any of the Facilities at all or beyond such sum as we may at our sole discretion consider safe to the intent that we retain the absolute right to withdraw, suspend and/or reduce from time to time the Facilities or any of them and/or the extent of any of the Facilities for so long and to or in such amount as we may at our sole discretion deem fit without prior notice to or consent from you.

The Facilities are subject to our usual review as well as our customary overriding right of repayment on demand and are also subject to our right to call for cash cover on demand for prospective and contingent liabilities.

Infoscience Media Limited

Kindly sign and return to us the duplicate of this letter together with the attached "Extracts from the Minutes of a Meeting of the Board of Directors" to indicate your acceptance of this credit facility arrangement by **11 October 2005** and if not accepted by that date, unless extended by us at our sole and absolute discretion, will be deemed to have lapsed. All other security documentation required, if any, under the Facilities must be executed to our complete satisfaction within 30 days from the date of this letter, failing which the Facilities are subject to withdrawal or revision at our absolute discretion.

Our Insurance Agency Department offers a full range of insurance services and will be pleased to quote you competitive rates on fire, marine and other coverages upon your request. Should you require further information, please feel free to contact Mr. Yeung Tung, Manager, Marketing at 2198 4960.

Should you have any queries, please do not hesitate to contact our Ms. Vivian So at 2198 3401.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance to you.

Yours faithfully

Sarah Lau
Team Head, Relationship Management
Commercial Banking

Vivian So
Credit and Relationship Manager
Commercial Banking
/jw

Infoscience Media Limited

Kindly sign and return to us the duplicate of this letter together with the attached "Extracts from the Minutes of a Meeting of the Board of Directors" to indicate your acceptance of this credit facility arrangement by **11 October 2005** and if not accepted by that date, unless extended by us at our sole and absolute discretion, will be deemed to have lapsed. All other security documentation required, if any, under the Facilities must be executed to our complete satisfaction within 30 days from the date of this letter failing which the Facilities are subject to withdrawal or revision at our absolute discretion.

Our Insurance Agency Department offers a full range of insurance services and will be pleased to quote you competitive rates on fire, marine and other coverages upon your request. Should you require further information, please feel free to contact Mr. Young Tung, Manager, Marketing at 2198 4960.

Should you have any queries, please do not hesitate to contact our Ms. Vivian So at 2198 3401.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance to you.

Yours faithfully

Sarah Lee
Team Head, Relationship Management
Commercial Banking

Vivian So
Credit and Relationship Manager
Commercial Banking
/jw

We confirm our acceptance of the Facilities subject to the terms and conditions set out in this letter.

For and on behalf of
INFOSCIENCE MEDIA LIMITED
[illegible]

Authorized Signature(s)

Infoscience Media Limited

For and on behalf of
[illegible]
INFOSCIENCE HOLDINGS LIMITED

Authorized Signature(s)

Infoscience Holdings Limited

Appendix

This Appendix refers to the **Term Loan Facility** (the "Facility") mentioned in our facility letter dated 12 September 2005 (the "Facility Letter") and forms an integral part thereof. All terms and conditions mentioned in this Appendix are in addition to and not in substitution of any terms and conditions mentioned in the said facility letter.

Borrower	:	Infoscience Media Limited
Lender	:	Hang Seng Bank Limited
Amount	:	HK$16,700,000.00 (maximum 70% of the purchase price)
Purpose	:	To finance the Borrower to purchase 2 sets of DVDR disc production machines
Term and Repayment	:	4 years from the date of drawdown and the principal shall be repaid by 48 monthly instalments commencing 1 month after drawdown. For drawdown(s) applied to settle outstanding under facility LCTR 2 mentioned on the Facility Letter, maximum loan tenor shall be 3 years. In this respect, the principal of the respective drawdown(s) shall be repaid by 36 monthly instalments commencing 1 month after drawdown. All sums which may become due to the Lender from time to time in respect of the said Facility (including but not limited to principal and interest) are to be debited to your current account no. 773-038583-001 maintained with the Lender. Any amount repaid cannot be re-borrowed. Repayment must be made in same currency as drawdown.
Availability Period	:	Subject to satisfactory completion of documentation and Security detailed below and in the Facility Letter and fulfillment of all other conditions precedent for drawdown as required by the Lender. In any event, drawdown must be made within 12 months from the date of acceptance of the above-mentioned facility letter. Any undrawn amount at the end of the Availability Period shall be cancelled.
Drawdown	:	On any business day (other than Saturday), throughout the Availability Period, the Borrower can utilize the Facility by giving one business day's prior written notice to the Lender. Multiple drawdown is allowed subject to minimum drawdown amount of HK$3,000,000.00
Rate of Interest		Interest shall be charged at 1.25% per annum over 1 month HIBOR

Interest Period and Payment	:	Each Interest Period shall be 1 month. Interest shall be payable upon maturity of each Interest Period and debited to your current account no. 773-038583-001 maintained with the Lender. No Interest Period shall extend beyond the Final Maturity.
Prepayment	:	Allowed in whole or in part on any interest payment date, subject to a minimum amount of HK$500,000.00 and in integral multiples of HK$100,000.00. The Borrower shall have given to the Lender at least 7 business days' prior written notice of any intended prepayment in accordance with any prepayment notice given. Amount prepaid cannot be re-borrowed and shall be applied towards reduction of the repayment instalments in inverse order of maturity.
Indemnity	:	The Borrower shall indemnify and hold harmless the Lender (by payment on demand to the Lender) from and against any and all reasonable losses, costs, charges, expenses (including legal expenses) and claims incurred in relation to the Facility or as a consequence of any default in payment of any amount payable hereunder or in respect of the Facility and/or default in complying with or observing any other terms and conditions of this facility letter and/or the occurrence of any other event of default and/or failure to make a drawing after having given a notice of its intention to draw and/or making a prepayment otherwise than on the expiry date of the relevant interest period, including (but without limitation) all losses (including loss of margin), premiums, fees, charges and penalties incurred or to be reasonably incurred up to the date of prepayment in liquidating deposits or funds prior to the expiry of the relevant interest period or in re-employing deposits made by third parties or funds acquired to effect or maintain the loan under the Facility or any part thereof until the date of actual payment. The certificate of the Lender setting out the computation of, and basis for, any such losses, costs, charges, expenses and claims shall, in the absence of manifest error, be binding on the Borrower.
Default Interest	:	If the Borrower fails to pay any sum on the relevant due date for payment, the Borrower shall pay interest on such sum from the date of such failure up to the date of actual payment (as well after as before judgment) at the rate of 8% above the Interest Rate. So long as the failure continues the relevant rate of interest shall be recalculated on the same basis thereafter and shall be compounded at monthly intervals.
Securities	:	(1) "All Moneys" legal charges to be executed in our favour on the following machineries (the "Machineries"): (a) 1 set of 3" DVDR disc production machine; and (b) 1 set of Dual Layer DVDR disc production machine.

		(2) A Joint and Several Deed of Guarantee for HK$16,700,000.00 to be executed by Messrs Chan Ping Che, Wong Hiu Ming and Kwok Chung in our favour guaranteeing the Borrower's facilities as mentioned under the "Security and Documentation" section of the Facility Letter.
Other Terms and Conditions	:	All DVDR production lines purchased and financed shall be located in Borrower's factory in Hong Kong.
Documentation	:	"Undertaking for Repayment" for the Facility and "Board Resolution" in form and substance acceptable to the Lender to be executed by the Borrower.

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